UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2018

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.
The information set forth in Item 8.01 is incorporated herein by reference.

Item 8.01.	Other Events.
As previously reported, on February 15, 2018, VeriSign, Inc. (the “Company”) called for redemption all of its outstanding 3.25% Junior Subordinated Convertible Debentures due 2037 (the “Notes”), which were issued pursuant to an Indenture dated as of August 20, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee, Paying Agent and Conversion Agent.
Upon issuance of the redemption notice, the Notes became convertible at any time before 5:00 p.m. New York City time on Monday, April 30, 2018 (the “Conversion Deadline”), the business day immediately preceding May 1, 2018 (the “Redemption Date”). The Company elected Net Share Settlement (as defined in the Indenture) with respect to conversions occurring after the date of the redemption notice and prior to the Conversion Deadline.
The Company received valid conversion notices from holders of $1,249,773,000 aggregate principal amount of the Notes prior to the Conversion Deadline. In accordance with the Indenture, the Company settled such conversions on May 1, 2018 by the payment of an aggregate of $1,249,782,048.12 in cash and the issuance of 26,079,549 shares of the Company’s common stock.
Also on May 1, 2018, the Company redeemed all $226,000 aggregate principal amount of the Notes that remained outstanding after the conversions. The applicable redemption price was an amount in cash equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest up to, but not including, May 1, 2018.
The common stock issued upon the conversion of the Notes was issued in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended, provided for in Section 3(a)(9) thereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: May 2, 2018	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary